Federated American Leaders Fund, Inc.
                              5800 Corporate Drive
                            Pittsburgh, PA 15237-7000


                                  June 16, 2000

The Trustees of
FEDERATED AMERICAN LEADERS FUND, INC.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA  15222-3779

Gentlemen:

         Federated American Leaders Fund, Inc., a Maryland Corporation ("Corporation"), proposes to issue shares of capital stock ("Shares") in connection with the acquisition of the assets of the IAI Growth and Income Fund, a portfolio of IAI Investment Funds VII, Inc., pursuant to the Agreement and Plan of Reorganization ("Agreement") filed as an exhibit to the registration statement of the Corporation filed on Form N-14 ("N-14 Registration") under the Securities Act of 1933, as amended ("1933 Act").

         As counsel, I have participated in the organization of the Corporation, its registration under the Investment Company Act of 1940, as amended ("1940 Act"), the registration of its securities on Form N-1A under the 1933 Act and its N-14 Registration. I have examined and am familiar with the Articles of Restatement of Articles of Incorporation dated April 30, 1993 ("Articles of Incorporation"), the Articles Supplementary dated March 6, 1997, the Bylaws of the Corporation, the Agreement and such other documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, it is my opinion that:

         1. The Corporation is duly organized and validly existing pursuant to the laws of the state of Maryland and the Articles of Incorporation.

         2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement, the Articles of Incorporation and the Articles Supplementary upon receipt of consideration sufficient to comply with the provisions of
Article IX, Section 1 of the Articles of Incorporation and subject to compliance with the 1940 Act and applicable state laws regulating the sale of securities. The Shares, when so issued, will be fully paid and non-assessable.

         I consent to your filing this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.

                           Very truly yours,

                           FEDERATED AMERICAN LEADERS FUND, INC.

                              BY: /s/ Amanda J. Reed
                                  ------------------
                                  Amanda J. Reed
                           TITLE: Assistant Secretary